Exhibit 8

EXECUTION COPY

STOCK ESCROW AGREEMENT

This Stock Escrow Agreement, dated as of September 17, 2004 (“Escrow Agreement”), is by and between American Physicians Assurance Corporation, a Michigan corporation (“APA”), the shareholders listed on Exhibit 1 (collectively, the “Depositors”); and Dykema Gossett PLLC, as Escrow Agent hereunder (“Escrow Agent”).

BACKGROUND

A. APA and Depositors are parties to a Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”);

B. The Stock Purchase Agreement requires the parties to execute an escrow agreement in the form hereof in connection with the deposit by Depositors of the stock certificates representing the shares to be sold to APA pursuant to the Stock Purchase Agreement (the “Certificates”);

C. Depositors desire to fulfill their obligation under the Stock Purchase Agreement;

D. Escrow Agent has agreed to accept, hold and deliver the Certificates in accordance with the terms of this Escrow Agreement;

E. In order to establish the escrow and to effectuate the provisions of the Stock Purchase Agreement, the parties hereto have entered into this Escrow Agreement.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Definitions. In addition to terms defined elsewhere in this Escrow Agreement, the following terms shall have the following meanings when used herein:

“Escrow Documents” shall mean the stock certificates listed on Exhibit 1 to the Stock Purchase Agreement, and any New Certificates (as defined in the Stock Purchase Agreement) issued in replacement of such stock certificates and delivered to Escrow Agent as required by the Stock Purchase Agreement.

“Joint Written Direction” shall mean a written direction, executed by the Requisite Number of Sellers and APA directing Escrow Agent to distribute the Escrow Documents or to take or refrain from taking an action pursuant to this Escrow Agreement, including without limitation pursuant to Section 4.2 of the Stock Purchase Agreement.

“Requisite Number of Sellers” shall have the meaning set forth in the Stock Purchase Agreement.

2. Appointment of and Acceptance by Escrow Agent. Depositors and APA hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and agrees to hold and distribute the Escrow Documents in accordance with this Escrow Agreement. Concurrently with the execution and delivery of this Escrow Agreement, the Escrow Documents are being delivered into escrow with the Escrow Agent.

3. Escrow Agent Expenses. APA will pay and reimburse the Escrow Agent for the Escrow Agent’s time and out-of-pocket expenses in performing its obligations hereunder, including, without limitation, the fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder.

4. Distribution of Escrow Documents.

(a) Joint Written Direction. Escrow Agent shall distribute Escrow Documents, at any time and from time to time, in accordance with a Joint Written Direction.

(b) Notice of Closing. If APA delivers written notice, signed by APA, to Escrow Agent and to Depositors that the Closing has occurred (as defined in the Stock Purchase Agreement) and that payment for the Shares has occurred as provided in the Stock Purchase Agreement, or if Depositors deliver written notice, signed by Depositors, to Escrow Agent and to APA that the Closing has occurred (as defined in the Stock Purchase Agreement), accompanied by evidence, reasonably satisfactory to Escrow Agent, that payment for the Shares has occurred as provided in the Stock Purchase Agreement, then Escrow Agent shall deliver the Escrow Documents to APA.

(c) Notice of Termination. If Depositors deliver written notice, signed by the Requisite Number of Sellers, to Escrow Agent and Purchaser that the Stock Purchase Agreement has been terminated in accordance with Section 6.1 thereof and that any applicable cure period has expired without cure of the breach or failure giving rise to the termination, then Escrow Agent shall deliver the Escrow Documents to Depositors at the address or addresses set forth on such notice.

5. Nature of Escrow Agent’s Obligations.

(a) Duties and Obligations of the Escrow Agent. The Escrow Agent will have no duties or obligations other than those specifically set forth in or contemplated by this Escrow Agreement.

(b) Failure to Perform. The Escrow Agent will not be responsible in any manner whatsoever for any failure or inability of any other party to honor any provision of this Escrow Agreement.

(c) Reliance Upon Documents. Except to the extent otherwise notified in writing by an affected party, the Escrow Agent may rely on, and will be protected in acting upon, any certificate, warrant, instrument, opinion, notice, letter, telecopy or other document or security delivered to it and reasonably believed by it to be genuine and to have been signed by the proper party or parties.

(d) Errors or Omissions. The Escrow Agent will not be liable for any act done or step taken or omitted by it in good faith or for anything which it may do or refrain from doing in connection with this Escrow Agreement, except for its own gross negligence or willful misconduct.

(e) Disputes. The Escrow Agent will, in the event that any dispute will arise between the parties with respect to the distribution of any of the documents held hereunder, be permitted to interplead all of the documents held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded documents.

6. Indemnification. The Escrow Agent will be, and hereby is, jointly and severally indemnified and held harmless by the Depositors and APA from all losses, costs and expenses (including reasonable attorneys’ fees) which may be incurred by the Escrow Agent as a result of or arising out of this Escrow Agreement, including its involvement in any litigation arising from performance of its duties under this Escrow Agreement, other than any of the foregoing resulting from any grossly negligent or wrongful action taken or omitted by the Escrow Agent. Such indemnification will survive termination of this Escrow Agreement until extinguished by any applicable statute of limitations.

7. Replacement of the Escrow Agent.

(a) Resignation or Removal. The Escrow Agent may resign as such after giving 10 days’ prior written notice to the Depositors and APA. Similarly, the Escrow Agent may be removed and replaced after the giving of 10 days’ prior written notice from the Requisite Number of Sellers and APA. In either event, the duties of the Escrow Agent will terminate upon the later to occur of (i) 10 days after the date of such notice or (ii) the appointment of a successor Escrow Agent. The Escrow Agent shall transfer the Escrow Documents to the successor Escrow Agent upon such termination of the duties of the Escrow Agent.

(b) Appointment of Successor. If APA and the Requisite Number of Sellers are unable to agree upon a successor Escrow Agent or if APA and the Requisite Number of Sellers have failed to appoint a successor Escrow Agent prior to the expiration of 10 days following the date of the notice of resignation or removal, the then acting Escrow Agent will, and APA or the Requisite Number of Sellers may, petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief, and any such resulting appointment will be binding upon all of the parties to this Escrow Agreement.

(c) Relief from Obligations. Upon acknowledgement by any successor Escrow Agent of the receipt of the Escrow Documents, (i) the former Escrow Agent will be fully relieved of all duties, responsibilities and obligations under this Escrow Agreement, and (ii) the successor Escrow Agent will agree in writing to be bound by all of the duties and obligations of the Escrow Agent under this Escrow Agreement.

8. Termination. This Escrow Agreement will terminate upon the final distribution of all of the Escrow Documents in accordance with Section 4, except for any ministerial actions to be taken by the Escrow Agent thereafter.

9. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered five (5) days after deposit in the United States mails, by certified mail with return receipt requested and postage prepaid, when delivered personally, one (1) day after delivery to any overnight courier, or when transmitted by facsimile transmission facilities, and addressed to the party to be notified as follows:

To APA at:

American Physicians Assurance Corporation

1301 North Hagadorn Road

East Lansing, MI 48823

ATTENTION: R. Kevin Clinton, President

and Chief Executive Officer

Facsimile Number: (517) 351-7866

To Depositors at: the address set forth on Exhibit 1 to the Stock Purchase Agreement

To the Escrow Agent at:

Dykema Gossett PLLC

400 Renaissance Center

Detroit, MI 48243

ATTENTION: Mark A. Metz

Facsimile Number: (313) 568-6832

Phone Number: (313) 568-5434

or to such other address as each party may designate for itself by like notice.

10. Miscellaneous.

(a) Governing Law and Jurisdiction. This Escrow Agreement will be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to principles of conflicts of laws, and each of the parties consents to be subject to the non-exclusive personal jurisdiction of the federal courts in the State of Michigan.

(b) Entire Agreement. This Escrow Agreement contains the entire agreement of the parties, and supersedes any prior and contemporaneous agreements, understandings and communications, oral and written, among the parties, with respect to the subject matter hereof. This Escrow Agreement may not be amended, modified, waived or terminated except by an instrument in writing signed by an authorized representative of the party to be charged.

(c) No Third Party Beneficiaries. Except as expressly stated in this Escrow Agreement, no person or entity not a party to this Escrow Agreement will have any rights or duties hereunder except as specifically provided for in this Escrow Agreement.

(d) Severability. If any provision or clause of this Escrow Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, such invalidity or unenforceability will not affect other provisions or applications of this Escrow Agreement, which will be given effect without the invalid or unenforceable provision or application, and to this end the provisions of this Escrow Agreement are declared to be several.

(e) Counterparts. This Escrow Agreement may be signed (including by facsimile) in any number of counterparts with the same effect as if the signatures of all parties were upon the same instrument, all of which counterparts taken together will constitute one and the same instrument.

(f) Further Assurances. From and after the execution of this Escrow Agreement, each of the Depositors and APA will take such actions and do all things necessary or appropriate to carry out the intent of the parties to accomplish the purposes of this Escrow Agreement.

(g) Dealings. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Depositors or APA or for any other entity.

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

AMERICAN PHYSICIANS ASSURANCE CORPORATION

By:	/s/ R. Kevin Clinton
Name and Title:	President and CEO

DYKEMA GOSSETT PLLC, as Escrow Agent

By:	/s/ Mark A. Metz
Name and Title:	Member

DEAN HEALTH SYSTEMS, INC.		THE MONROE CLINIC, INC.

By:	/s/ Allen D. Kemp	By:	/s/ Michael B. Sanders
Name and Title:	Chairman and CEO	Name and Title:	President & CEO

MERCY HEALTH SYSTEM CORPORATION

By:	/s/ Joseph Nemeth
Name and Title:	V.P./CFO

DAVID H. MOSS, FOR HIMSELF, AS

CUSTODIAN FOR STARR H. MOSS UWIUTMA

AND AS TRUSTEE FOR EMERGENCY RESOURCES

GROUP 401(K) PLAN

/s/ David H. Moss
David H. Moss

AURORA MEDICAL GROUP, INC.

By:	/s/ Robert Willis
Name and Title:	Vice President